Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference in the Registration Statement on Form S-3 to be filed on or about March 21, 2011 to our firm under the caption “Experts” and to the incorporation by reference of our report dated March 9, 2011 on the financial statements of ARMOUR Residential REIT, Inc. as of December 31, 2009 and 2008 and for the years ended December 31, 2010, 2009 and 2008 included in the annual report on Form 10-K filed on March 10, 2010.

/s/ EisnerAmper LLP

New York, New York

March 21, 2011